LACKOWICZ,
SHIER
& HOFFMAN

BARRISTERS & SOLICITORS

IN ASSOCIATION WITH
Bull, Housser & Tupper LLP

SUITE 300, 204 BLACK STREET
WHITEHORSE, YUKON Y1A 2M9
TELEPHONE: 867-668-5252
FAX: 867-668-5251
E-MAIL: lackowicz.shier@yukonlaw.com

Reply Attention To: Paul W. Lackowicz
DIRECT E-MAIL: plackowicz@yukonlaw.com
Our File No: 35098

December 7, 2007

Apollo Gold Corporation
4601 DTC Blvd., Suite 750
Denver, Colorado
80237

Dear Sirs/Mesdames:

Re: Apollo Gold Corporation/S-3 SEC Filing

We have acted as Yukon Territory counsel to Apollo Gold Corporation (the "**Corporation**") in connection with the issue and sale today by the Corporation (the "**Offering**") to the purchasers listed on schedule A attached hereto (the "**Purchasers**") of 7,454,545 flow-through shares of the Corporation (the "**Flow-through Shares**") at a price of $0.55 per Flow-through Share. The Offering is being made in accordance with, among other things, the provisions of an underwriting/agency agreement (the "**Underwriting/Agency Agreement**") dated as of October 31, 2007 between the Corporation and Haywood Securities Inc. (the "**Agent**").

As partial consideration for the services of the Agent in connection with the Offering, the Corporation has granted to the Agent a compensation option (the "**Compensation Option**") which entitles the holder thereof to purchase a number of Common shares of the Corporation (the "**Agent Shares**") equal to 5% of the number of Flow-through Shares sold pursuant to the Offering, at an exercise price of $0.55 per Common share at any time for a period of 18 months from the date of the issue thereof.

You have requested we provide to you the following opinion in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended to qualify for sale the 7,827,272 common shares of the Corporation identified in the Registration Statement, 7,454,545 issued as Flow-through Shares and 372,727 issued as Agent Shares pursuant to the Compensation Option.

Scope of Review

As Yukon counsel to the Corporation, we have been provided with faxed or e-mailed copies of the following:

(a) the form of subscription agreements for the Flow-through Shares (the "**Subscription Agreement**");

(b) the form of the Compensation Option; and

(c) the Underwriting/Agency Agreement.

The agreements, instruments and certificates referred to in (a) through (c) above are hereinafter referred to collectively as the "**Documents**".

In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

(a) the Documents;

(b) a certified copy dated October 31, 2007 of the resolutions passed by the directors of the Corporation at the meeting of the board of directors of the Corporation held on October 5, 2007, among other things, authorizing the Offering, the execution and delivery of the Underwriting/Agency Agreement and of each of the Subscription Agreements and the completion of the transactions contemplated therein;

(c) a certificate of two officers of the Corporation dated October 31, 2007 relating to certain factual matters (the "**Officer's Certificate**");

and we have obtained an original copy of the following:

(d) a certificate of status dated December 7, 2007 for the Corporation issued pursuant to the *Business Corporations Act* (Yukon) (the "**Yukon Certificate**").

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

(a) The genuineness of all signatures;

(b) The authenticity and completeness of all documents submitted to us as originals;

(c) The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

(d) Each of the Documents creates legal, valid and binding obligations of, and is enforceable in accordance with its terms against, each of the parties thereto other than the Corporation;

(e) The Documents were unconditionally delivered by the Corporation;

(f) The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

(g) The Corporation has received the consideration for the Compensation Option, and to the extent that property or service is received as consideration, it is not less in value that the fair equivalent of the money that the Corporation would have received if the Compensation Option had been issued for money;

(h) W hen making any reference in the following opinions to the Flow-through Shares being validly issued, the transfer agent for the Corporation has noted the issuance of such shares to the proper parties in the share register for the Corporation; and

(i) When making any reference in the following opinions to the Compensation Option being validly issued, the certificates representing same have been delivered to the Agent.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the section headed "Scope of Review", but we have not participated in the negotiation of their terms or the drafting thereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinions

Subject to the foregoing, we are of the opinion that:

1. The Corporation is a corporation validly existing and in good standing under the *Business Corporations Act* (Yukon).

2. The Flow-through Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

3. The Agents Shares to be issued upon the exercise of the Compensation Option have been reserved for issuance and when issued upon the exercise of the Compensation Option in accordance with the terms of the certificate representing the Compensation Option, will be validly issued as fully paid and non-assessable Common shares of the Corporation.

This opinion is furnished solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity, or for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

Yours very truly,

LACKOWICZ, SHIER & HOFFMAN

Lack, Shier & Hoffman